Exhibit 99.1

Orchard Supply Hardware Stores Corporation Announces Positive Comparable

Store Sales for the Second Quarter of Fiscal 2012

Completes Sale-Leaseback Transaction for Six Stores

San Jose, CA – Business Wire – August 1, 2012 – Orchard Supply Hardware Stores Corporation (Nasdaq:OSH), a neighborhood hardware and garden store focused on paint, repair and the backyard, today reported an increase in comparable store sales(1) for the second quarter ended July 28, 2012 of 0.9%. Preliminary net sales were $194.0 million compared to $196.4 million in the second quarter of fiscal 2011.

“We are pleased to deliver positive comparable store sales for the quarter,” stated Mark Baker, President and Chief Executive Officer. “However, the environment remains challenging and our business was more promotional than anticipated, which will likely impact margins in the second quarter. We continue to expect positive comparable store sales for fiscal 2012, as our in-store marketing and merchandising initiatives gain increased traction during the second half of the year.”

The Company also announced that on July 27, 2012 it completed a sale-leaseback transaction with a national REIT for six properties, generating gross proceeds of approximately $43 million. Approximately $25 million of the net proceeds were used to pay-off the Company’s Real Estate Secured Term Loan in its entirety, while approximately $8 million of the balance of the net proceeds will be used to pay-down the Company’s Senior Secured Term Loan. As part of the sale-leaseback transaction, the Company was provided with an improvement allowance, which it plans to use across the stores for a combination of remodels and exterior refreshes.

Mr. Baker added, “This transaction enables us to reduce our debt, while at the same time providing additional capital to continue the transformation of our store portfolio. Our new store concept that was first unveiled in September 2011 is generating improved productivity and has met with positive response from our customers. By the end of fiscal 2012, we expect to have a combination of 12 new and remodeled Orchard stores operating in this format.”

Footnote

(1) Comparable store sales are calculated using sales of stores open at least twelve months and exclude E-commerce. Additionally, and because of an agreement the Company entered into with Sears Holdings Corporation on October 26, 2011 whereby the Company now sells appliances on a consignment basis and receives commission income for sales of such appliances and related protection agreements, comparable store sales also exclude approximately $4.5 million of net sales of Sears branded appliances in the second quarter of fiscal 2011 and approximately $0.5 million of commission income in the second quarter of fiscal 2012.

About Orchard

Orchard Supply Hardware Stores Corporation is a neighborhood hardware and garden store focused on paint, repair and the backyard. Founded as a purchasing cooperative in San Jose in 1931, today the stores average 44,000 square feet of enclosed retail space and 8,000 square feet of exterior nursery and garden space, carrying a broad assortment of merchandise for repair, maintenance and improvement needs for the home and backyard. As of July 28, 2012, the Company had 88 stores in California.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This press release (including information incorporated or deemed incorporated by reference herein) contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those involving future events and future results that are based on current expectations, estimates, forecasts, and projections as well as the current beliefs and assumptions of the Company’s management. Words such as “guidance”, “outlook”, “believes”, “expects”, “appears”, “may”, “will”, “should”, “intend”, “target”, “projects”, “estimates”, “plans”, “forecast”, “is likely to”, “anticipates”, or the negative thereof or comparable terminology, are intended to identify such forward looking statements. Any statement that is not a historical fact, and other estimates, projections, future trends and the outcome of events that have not yet occurred referenced in this press release, is a forward-looking statement. Forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore actual results may differ materially and adversely from those expressed in any forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to, factors discussed under the section entitled “Risk Factors” in the Company’s reports filed with the Securities and Exchange Commission. Many of such factors relate to events and circumstances that are beyond the Company’s control. You should not place undue reliance on forward-looking statements. The Company does not assume any obligation to update the information contained in this press release.

Investor Relations Contact:

Christine Greany

The Blueshirt Group

858-523-1732

christine@blueshirtgroup.com